Exhibit 99.1

Foresight Energy LP Announces Third Quarter 2014 Results

Third Quarter 2014 Highlights:

•	Record coal production of 6.2 million tons
•	Record sales volume of 6.0 million tons
•	Record sales revenue of $300.0 million
•	Record Adjusted EBITDA of $105.0 million
•	Increase in quarterly cash distribution to $0.35 per unit

ST. LOUIS, Missouri—(BUSINESS WIRE)—November 6, 2014—Foresight Energy LP (“Foresight” or the “Partnership”) (NYSE: FELP), today reported financial and operating results for the quarter ended September 30, 2014, setting new records for coal production, sales volume, sales revenue, and Adjusted EBITDA.  Sales revenue for the quarter was $300.0 million, up 25% from the third quarter 2013.  Increased sales revenue drove record Adjusted EBITDA of $105.0 million and net income attributable to the Partnership of $45.4 million, or $0.35 per unit. Net income included $16.0 million, or $0.12 per unit, of unrealized gains from its portfolio of coal sales derivatives.

Foresight also announced that the Board of Directors of its general partner approved a quarterly cash distribution for the third quarter 2014 of $0.35 per unit, (an annualized rate of $1.40 per unit). The distribution represents an increase of 2.5% from the second quarter 2014 distribution of $0.3413 per unit (calculated based on the pro rata distribution of $0.03 per unit paid for the 8 days the Partnership was public in the second quarter). The distribution is payable on November 25, 2014 for unitholders of record on November 14, 2014.

“We are pleased to report third quarter results with new records for production, sales volumes, sales revenue, and Adjusted EBITDA,” said Michael Beyer, President and Chief Executive Officer. “The successful quarter was driven by continued strong performance at our mining operations including the contribution from Viking, our newest longwall, in its first full quarter of operation. Our high level of productivity continued as our Williamson, Hillsboro and Sugar Camp operations were the three most productive underground coal mines in the United States during the third quarter based on MSHA data for clean tons produced per man hour worked. Based on our ability to maintain our high productivity and low cost position, we have increased our distribution.”

Consolidated Financial Results

Three Months Ended September 30, 2014 Compared to Three Months Ended September 30, 2013

Sales revenue was $300.0 million for the three months ended September 30, 2014, an increase of 25% compared to the same period in the prior year. Sales volumes increased to a record 6.0 million tons during the quarter driven primarily by increased coal production at its Sugar Camp complex. Sugar Camp’s second longwall system, Viking, emerged from development on June 1, 2014 so the third quarter represented its first full quarter of operation. Domestic sales volumes during the third quarter of 2014 increased 0.6 million tons to 4.3 million tons, compared to the third quarter of 2013 while sales volumes to international markets increased 0.5 million tons to 1.7 million tons compared to the comparable prior year period.

Cost of coal produced (excluding depreciation, depletion, and amortization) increased $26.2 million for the three months ended September 30, 2014 to $123.5 million primarily due to a 17.9% increase in sales volume compared to the same period in 2013. Unit costs also increased during the third quarter due to a $1.53 per ton increase in the overall cash cost per ton sold due primarily to increased production costs at its Hillsboro and Sugar Camp operations.  The increased costs at its Hillsboro mine were primarily a result of an underground fire which halted production for nearly a month and resulted in direct incremental costs of $2.5 million. Additionally, Hillsboro incurred higher subsidence, repairs and maintenance costs during the third quarter of 2014 as compared to the prior year period. Unit costs at Sugar Camp were higher in the third quarter of 2014 compared to the same quarter in 2013 primarily due to the introduction of an additional continuous miner development unit as well as higher roof control and water handling costs.

Selling, general and administrative expenses of $6.4 million for the three months ended September 30, 2014 decreased $4.4 million from the third quarter of 2013 due to reduced executive compensation accruals and expenses. Partially offsetting these declines was equity-based compensation expense recorded during the current year third quarter and higher medical and professional services expenses as compared to the three months ended September 30, 2013.

Adjusted EBITDA increased $16.5 million, or 18.6%, to $105.0 million during the three months ended September 30, 2014 due to the factors mentioned above.

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

Coal sales increased $120.0 million to $809.4 million for the nine months ended September 30, 2014 compared to the same period in 2013 due primarily to an increase in sales volume of 2.7 million tons. This increase was partially offset by a $1.28 per ton, or 2.5%, decrease in coal sales realization per ton.  The increase in sales volume was driven by increased production at its mines.  Domestic sales volumes increased by 2.2 million tons to 11.4 million tons over the nine months ended September 30, 2013 while international tons shipped increased 0.5 million tons to 4.8 million tons.  The mix of incremental sales volumes reflects the strength of the domestic market in 2014 compared to the international market. The decline in coal sales realization as compared to the prior year period is due to a lower mix of international shipments during the nine months ended September 30, 2014 as well as to an overall decline in realization per ton on both domestic and international sales.

Cost of coal produced (excluding depreciation, depletion, and amortization) increased $67.2 million for the nine months ended September 30, 2014 primarily due to an additional 2.5 million tons sold compared to the nine months ended September 30, 2013. Cost of coal produced (excluding depreciation, depletion and amortization) for the nine months ended September 30, 2014 also increased due to a $1.24 per ton increase in the overall cash cost per ton sold due primarily to increased production costs at its Hillsboro and Sugar Camp operations.  The increased costs at its Hillsboro mine were primarily a result of an underground fire which halted production for nearly a month and resulted in direct incremental cost of $2.5 million. Additionally, Hillsboro incurred higher subsidence, longwall and roof control costs during the nine months ended September 30, 2014 as compared to the comparable prior year period. Unit costs at Sugar Camp were higher for the nine months ended September 30, 2014 compared to the same period in 2013 primarily due to the introduction of an additional continuous miner development unit as well as higher roof control, water handling and longwall costs.

Adjusted EBITDA increased $29.3 million, or 11.2%, to $291.9 million for the nine months ended September 30, 2014 due primarily to the 2.7 million ton increase in sales volume as compared to the prior year, offset partially by lower coal sales realization and higher production costs during the nine months ended September 30, 2014.

Liquidity and Financing

As of September 30, 2014, the Partnership had $175.2 million of liquidity comprised of $24.8 million in cash and $150.4 million of availability for borrowings under its revolving credit facility.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets generally, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of the Partnership. The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Foresight becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow (“DCF”) are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to its unitholders;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

The Partnership defines Adjusted EBITDA as net income attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion. Adjusted EBITDA is also adjusted for equity-based compensation, unrealized gains or losses on derivatives, early debt extinguishment costs and material nonrecurring or other items which may not reflect the trend of future results. The Partnership defines DCF as Adjusted EBITDA less cash interest expense, net and estimated maintenance capital expenditures.

The Partnership believes that the presentation of Adjusted EBITDA and DCF provides useful information to investors in assessing its financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP, nor should Adjusted EBITDA and DCF be considered alternatives to operating surplus, adjusted operating surplus or other definitions in its partnership agreement. Adjusted EBITDA and DCF have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Neither Adjusted EBITDA nor DCF will be impacted by changes in working capital balances that are reflected in operating cash flow. Additionally, because Adjusted EBITDA and DCF may be defined differently by other companies in the industry, its definition of Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For a reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, please see the table below.

About Foresight Energy LP

Foresight Energy is a leading coal producer in the Illinois Basin region of the United States controlling over three billion tons of coal reserves currently supporting four mining complexes. Its logistics give each of these mining complexes multiple modes of transportation to reach the end-users of our coal, including rail, barge and truck. Foresight Energy serves both the domestic and international markets.

Contact

Kurt R. Bruenning

Vice President, Finance & Treasury

(314) 932-6152

Investor.relations@foresight.com

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(In Thousands, Except per Unit Data)
Coal sales	$299,964	$240,868	$809,365	$689,391
Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	123,535	97,376	323,064	255,825
Cost of coal purchased	11,940	—	12,672	2,163
Transportation	55,491	43,341	164,661	138,989
Depreciation, depletion and amortization	45,953	40,639	121,903	115,065
Accretion on asset retirement obligations	405	382	1,215	1,145
Selling, general and administrative	6,398	10,767	26,632	28,984
Gain on coal derivatives	(18,990)	(1,200)	(41,419)	(1,880)
Other operating loss (income), net	875	75	(1,414)	264
Operating income	74,357	49,488	202,051	148,836
Other expenses:
Loss on early extinguishment of debt	—	77,755	4,979	77,755
Interest expense, net	28,202	29,566	88,156	85,527
Net income (loss)	46,155	(57,833)	108,916	(14,446)
Less: net income attributable to noncontrolling interests	789	804	2,772	1,010
Net income (loss) attributable to controlling interests	$45,366	$(58,637)	$106,144	$(15,456)
Less: predecessor net income attributable to controlling interests prior to initial public offering			65,008
Net income subsequent to initial public offering attributable to limited partner units (June 23, 2014 through September 30, 2014)			$41,136

Net income subsequent to initial public offering available to limited partner units - basic and diluted:
Common units	$22,691		$20,619
Subordinated units	$22,675		$20,517

Net income subsequent to initial public offering per limited partner unit - basic and diluted:
Common units	$0.35		$0.32
Subordinated units	$0.35		$0.32

Weighted average limited partner units outstanding - basic and diluted:
Common units	64,786		64,786
Subordinated units	64,739		64,739

Distribution declared per limited partner unit	$0.03		$0.03

Foresight Energy LP

Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30,	December 31,
	2014	2013
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$24,771	$23,284
Accounts receivable	92,645	58,987
Due from affiliates	259	368
Inventories	98,487	71,290
Prepaid expenses	3,494	3,028
Prepaid royalties	12,010	6,330
Deferred longwall costs	24,025	14,265
Coal derivative assets	19,942	1,976
Other current assets	6,809	6,568
Total current assets	282,442	186,096
Property, plant, equipment and development, net	1,447,725	1,414,074
Prepaid royalties	71,005	73,242
Coal derivative assets	17,228	912
Other assets	28,083	35,847
Total assets	$1,846,483	$1,710,171
Liabilities and partners’ capital (deficit)
Current liabilities:
Current portion of long-term debt and capital lease obligations	$34,471	$70,034
Accrued interest	16,979	27,645
Accounts payable	70,076	50,155
Accrued expenses and other current liabilities	38,560	37,515
Due to affiliates	15,665	9,572
Total current liabilities	175,751	194,921
Long-term debt and capital lease obligations	1,302,714	1,449,179
Sale-leaseback financing arrangements	193,434	193,434
Asset retirement obligations	20,859	20,416
Other long-term liabilities	3,876	337
Total liabilities	1,696,634	1,858,287
Limited partners' capital (deficit):
Common unitholders (64,786 units outstanding as of September 30, 2014)	245,864	—
Subordinated unitholders (64,739 units outstanding as of September 30, 2014)	(103,032)	—
Total limited partners' capital	142,832	—
Predecessor members' deficit	—	(157,356)
Noncontrolling interests	7,017	9,240
Total partners' capital (deficit)	149,849	(148,116)
Total liabilities and partners' capital (deficit)	$1,846,483	$1,710,171

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2014	2013
	(In Thousands)
Cash flows from operating activities
Net income (loss)	$108,916	$(14,446)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	121,903	115,065
Equity-based compensation	3,257	—
Amortization of debt issuance costs and debt premium/discount	5,388	5,582
Unrealized gain on coal derivatives	(33,711)	(1,428)
Deferred revenue recognized	(174)	(3,907)
Non-cash loss on early extinguishment of debt	4,681	5,625
Other	2,332	3,594
Changes in operating assets and liabilities:
Accounts receivable	(33,658)	17,228
Due from/to affiliates, net	6,219	(2,115)
Inventories	(19,120)	(15,225)
Prepaid expenses and other current assets	(10,467)	(10,475)
Prepaid royalties	(3,443)	(611)
Coal derivative assets and liabilities	(908)	(893)
Accounts payable	19,767	4,140
Accrued interest	(10,666)	(9,679)
Accrued expenses and other current liabilities	4,148	15,066
Deferred revenue	349	10,066
Other	(651)	(867)
Net cash provided by operating activities	164,162	116,720
Cash flows from investing activities
Investment in property, plant, equipment and development	(173,609)	(128,894)
Acquisition of an affiliate	(3,822)	—
Proceeds from sale of equipment	1,619	393
Settlement of coal derivatives	—	986
Net cash used in investing activities	(175,812)	(127,515)
Cash flows from financing activities
Net increase in borrowings under revolving credit facility	83,500	23,000
Proceeds from other long-term debt	29,719	1,041,156
Payments on other long-term debt and capital lease obligations	(297,908)	(619,922)
Distributions paid	(124,225)	(410,361)
Proceeds from issuance of common units (net of underwriters' discount)	329,875	—
Initial public offering costs paid (other than underwriters' discount)	(6,976)	(72)
Debt issuance costs paid	(297)	(23,259)
Net settlement of withholding taxes on issued unit awards	(551)	—
Net cash provided by financing activities	13,137	10,542
Net increase (decrease) in cash and cash equivalents	1,487	(253)
Cash and cash equivalents, beginning of period	23,284	27,888
Cash and cash equivalents, end of period	$24,771	$27,635

Supplemental information:
Interest paid, net of amounts capitalized	$93,437	$89,613
Supplemental disclosures of non-cash financing activities:
Non-cash distributions	$12,187	$61,990

Reconciliation of GAAP Net Income (Loss) Attributable to Controlling Interests to Adjusted EBITDA and DCF:

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013	June 30, 2014

Net income (loss) attributable to controlling interests	$45,366	$(58,637)	$106,144	$(15,456)	$29,475
Interest expense, net	28,202	29,566	88,156	85,527	30,350
Depreciation, depletion and amortization	45,953	40,639	121,903	115,065	40,692
Accretion on asset retirement obligations	405	382	1,215	1,145	405
Noncash equity compensation	1,077	-	3,257	-	1,805
Unrealized gain on coal derivatives	(16,001)	(1,200)	(33,711)	(1,428)	(4,800)
Loss on early extinguishment of debt	—	77,755	4,979	77,755	4,979
Adjusted EBITDA	105,002	$88,505	$291,943	$262,608	102,906

Less: estimated maintenance capital expenditures(1)	19,300				18,000
Less: cash interest expense, net(2)	26,547				28,760
Distributable cash flow	$59,155				$56,146

(1) - Amount represents the average estimated quarterly maintenance capital expenditures required to maintain our assets over the long-term.

(2) - Cash interest expense is calculated as GAAP interest expense for the period excluding the amortization expense recorded during the period for deferred debt issuance costs and debt discounts.